EXHIBIT B

FORM OF OFFER TO REPURCHASE

MULTI-STRATEGY HEDGE OPPORTUNITIES LLC
222 Broadway, 27th Floor
New York, NY 10038
(866) 878-2987

OFFER TO REPURCHASE UP TO 15% OF OUTSTANDING
MULTI-STRATEGY HEDGE OPPORTUNITIES LLC UNITS AT NET ASSET VALUE
DATED JUNE 20, 2006

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK TIME, ON JULY 25, 2006, UNLESS SUCH OFFER IS EXTENDED

To the Members of
Multi-Strategy Hedge Opportunities LLC:

        Multi-Strategy Hedge Opportunities LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the “Company”), offers units of limited liability company interests (“Units”). The Company is offering to repurchase for cash, securities or cash and securities on the terms and conditions set out in this Offer to Repurchase and the related Notice of Intent to Tender (which together constitute the “Offer”) up to 15% of its outstanding Units at their unaudited net asset value per Unit as of September 29, 2006 or, if the Offer is extended, as of the last business day of the second month following the month in which the Offer actually expires. The Offer will remain open until 12:00 midnight, New York time, on July 25, 2006, unless the Offer is extended. (As used in this Offer, the term “Units” refers to the limited liability company interests in the Company representing beneficial interests in the Company.) If the Company elects to extend the tender period for the purpose of determining the repurchase price for tendered Units, net asset value will be determined as of the close of business on the last business day of the second month following the month in which the Offer actually expires. This Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Company’s Limited Liability Company Agreement dated August 25, 2004 (the “LLC Agreement”).

        Members should realize that the value of the Units tendered in this Offer likely will change between April 28, 2006 (the last date for which net asset values were calculated) and September 29, 2006, the date for which the value of the Units tendered to the Company will be determined for purposes of calculating the repurchase price of such Units. Members tendering all of their Units should also note that they will remain Members of the Company, with respect to the Units tendered and accepted for repurchase by the Company, if any, until the Company’s issuance of a non-interest bearing, non-transferable promissory note (as described below) representing payment for all of the Member’s Units for repurchase. Any tendering Members that wish to obtain the estimated net asset value for their Units should contact the Company at (866) 878-2987, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. IMPORTANT NOTE: Any estimated net asset value provided by the Company or its authorized agents will be based on information supplied by third parties and is provided to Members for convenience only and not pursuant to any obligation on the part of the Company. Neither the Company nor its agents can give any assurances as to the accuracy of such information, nor can either give any assurance that the next regularly computed, unaudited monthly net asset value will not differ (sometimes significantly) from such estimated net asset value. Moreover, estimated information cannot be read as superseding any regularly computed, unaudited monthly net asset value.

        Members desiring to tender all or some of their Units in accordance with the terms of the Offer should complete, sign and mail (via certified mail return receipt requested), fax or otherwise deliver the attached Notice of Intent to Tender to their Merrill Lynch financial advisor or MLIM portfolio manager in the manner set out below.

IMPORTANT

        NEITHER THE COMPANY, ITS ADVISER NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS. MEMBERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER UNITS, AND, IF THEY CHOOSE TO DO SO, THE NUMBER OF UNITS TO TENDER.

        BECAUSE EACH MEMBER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER A MEMBER SHOULD TENDER UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE NOTICE OF INTENT TO TENDER. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

        BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF UNITS ELIGIBLE TO PARTICIPATE, NOT ALL UNITS TENDERED FOR REPURCHASE BY MEMBERS MAY BE ACCEPTED FOR REPURCHASE BY THE COMPANY. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS (INCLUDING AFFILIATES OF THE ADVISER) SEEK TO TENDER A SIGNIFICANT NUMBER OF UNITS OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Company.

Multi-Strategy Hedge Opportunities LLC
222 Broadway, 27th Floor
New York, New York 10038
Phone: (866) 878-2987

        You may also direct questions or requests for assistance to your Merrill Lynch financial advisor or MLIM portfolio manager.

        IF YOU HOLD UNITS IN A WEALTH DIVERSIFIED PORTFOLIO OR OTHER SEPARATE ACCOUNT MANAGED BY MERRILL LYNCH INVESTMENT MANAGERS, L.P. (“MLIM”), PLEASE DISCUSS THIS OFFER TO REPURCHASE WITH YOUR MERRILL LYNCH FINANCIAL ADVISOR OR MLIM PORTFOLIO MANAGER PRIOR TO MAKING AN INVESTMENT DECISION.

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TABLE OF CONTENTS

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1.	Summary Term Sheet

        This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully the entire Offer and the related Notice of Intent to Tender. Section references are to this Offer.

•	The Company (referred to as “we” or the “Company” in this Summary Term Sheet) is offering to repurchase up to 15% of its outstanding Units. We will repurchase your Units at their unaudited net asset value per Unit (that is, the value of the Company’s assets minus its liabilities, divided by the number of Units outstanding) determined as of the Valuation Date (as defined below). This Offer will remain open until 12:00 midnight, New York time, on July 25, 2006 unless the Offer is extended. All determinations as to the receipt of notices from Members relating to the tender of Units, including, without limitation, determinations whether to excuse or waive certain variations from relevant procedural requirements, will be in the sole discretion of the Company or its designated agents, and any such determination will be final. Net asset value will be calculated for this purpose as of September 29, 2006 or, if the Offer is extended, as of the last business day of the second month following the month in which the Offer actually expires (the “Valuation Date”). Additionally, a tender of Units may be withdrawn by a Member at any time after August 15, 2006 assuming such Units have not yet been accepted for repurchase by the Company.

•	The Company reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

•	You may tender your Units up to an amount such that you maintain the minimum required capital account balance of $25,000 (or any lower amount equal to your initial subscription amount net of distribution fees) after the repurchase of Units. If you tender Units and we repurchase those Units, we will issue you a non-interest bearing, non-transferable promissory note (the “Note”) entitling you to an amount equal to the unaudited net asset value of the Units tendered, determined as of September 29, 2006 (or, if the Offer is extended, as of the relevant Valuation Date).

•	The Note will be held for you in an account with PFPC, Inc. (“PFPC”), the Company’s administrator and agent designated for this purpose, and will entitle you to receive a payment in cash and/or securities (valued according to the LLC Agreement) equal to the value of your Units accepted for repurchase by the Company to be paid to you as of the later of (1) 45 days after the Valuation Date, or (2) if the Company has requested withdrawals of its capital from any investment funds in order to fund the repurchase of Units, within 10 business days after the Company has received at least 90% of the aggregate amount withdrawn from such investment funds. If you wish to receive a copy of your Note, you may call PFPC at 800-348-1824 to request that a copy be sent to you by mail.

•	If you tender only a portion of your Units, you will be required to maintain a capital account balance equal to at least $25,000 (or any lower amount equal to your initial subscription amount net of distribution fees). In addition to those circumstances described in Section 8 in which the Company is not required to accept tendered Units, we reserve the right to repurchase less than the amount you tender if the repurchase would cause your Company capital account to have less than the required minimum balance. See Section 4.

•	If we accept all or a portion of the Units you tender, we will pay you the proceeds from one or more of the following sources: cash on hand or borrowed to finance repurchases, withdrawals of capital from the investment funds in which the Company is invested, or portfolio securities held by the Company. See Section 7.

•	Following this Summary Term Sheet is a formal notice of our Offer to repurchase your Units. If you desire to tender Units for repurchase, you must do so by 12:00 midnight, New York time, on July 25, 2006. Until that time, you have the right to alter your decision and withdraw any tenders of your Units. Units withdrawn prior to July 25, 2006 may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 6.

•	If you would like us to repurchase all or some of your Units, you should complete, sign and mail (via certified mail return receipt requested), fax or otherwise deliver the Notice of Intent to Tender, enclosed with our Offer, to your Merrill Lynch financial advisor or MLIM portfolio manager (or if you do not have a Merrill Lynch

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financial adviser or MLIM portfolio manager, to the Company’s Administrator c/o PFPC Inc., Attn: Multi-Strategy Hedge Opportunities, LLC, P.O. Box 219, Claymont, Delaware 19703; Fax (302) 791-2790), so that it is received before 12:00 midnight, New York time, on July 25, 2006. IF YOU CHOOSE TO FAX THE NOTICE OF INTENT TO TENDER, YOU SHOULD MAIL THE ORIGINAL NOTICE OF INTENT TO TENDER TO YOUR MERRILL LYNCH FINANCIAL ADVISOR OR MLIM PORTFOLIO MANAGER PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 12:00 MIDNIGHT, NEW YORK TIME, ON JULY 25, 2006 PROVIDED THE FAXED COPY IS RECEIVED BEFORE 12:00 MIDNIGHT, NEW YORK TIME, ON JULY 25, 2006). See Section 5. The value of your Units may change between April 28, 2006 (the last date for which net asset values were calculated) and September 29, 2006, the date for which the net asset value of your investment will be determined for purposes of calculating the repurchase price for your Units. See Section 3. IMPORTANT NOTE: If you hold Units in a Wealth Diversified Portfolio or other separate account managed by MLIM, please discuss this Offer to Repurchase with your Merrill Lynch financial advisor or MLIM portfolio manager prior to making an investment decision.

•	As of April 28, 2006, the unaudited net asset value per Unit was $1.0851. If you would like to obtain the estimated net asset value of your Units, which we calculate from time to time based upon the information we receive from the managers of the investment funds in which the Company is invested, you may contact the Company at (866) 878-2987, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. See Section 3.

2.	Background and Purpose of the Offer.

        The purpose of this Offer is to provide a measure of liquidity to the Members who hold Units contemplated by and in accordance with the procedures set out in the Company’s most recent Prospectus (the “Prospectus”) and the LLC Agreement. The Prospectus and the LLC Agreement, which were provided to each Member, provide that the board of directors of the Company (the “Board of Directors”) has the discretion to determine whether the Company will repurchase Units from time to time from Members pursuant to written tenders. The Prospectus also states that the Company’s investment adviser, Merrill Lynch Alternative Investments LLC (the “Adviser”), expects to recommend to the Board of Directors that the Company repurchase Units from Members quarterly each year on the last business day of March, June, September and December.

        Because there is no secondary trading market for Units and transfers of Units are prohibited without the prior approval of the Company, the Board of Directors has determined to cause the Company to make this Offer, after consideration of various matters, including but not limited to certain of the factors set out in the Prospectus and the recommendation of the Adviser. The Adviser expects to recommend to the Board of Directors that the Company offer to repurchase Units on a quarterly basis each year, but the Board of Directors may determine not to accept such recommendations from time to time.

        The repurchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of Members who do not tender their Units. Members who retain their Units may be subject to increased risks that may result from the reduction in the Company’s net assets resulting from payment for the Units tendered. A reduction in net assets may result in Members who do not tender Units bearing higher costs to the extent that certain expenses borne by the Company are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Units are made by new and existing Members from time to time. Payment for Units purchased pursuant to this Offer may also require the Company to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.

        Units that are tendered to the Company in connection with the Offer will be retired, although the Company may issue additional Units from time to time in accordance with the Prospectus. The Company currently expects that it will accept subscriptions for Units as of the first business day of each calendar month, but is under no obligation to do so, and may do so more frequently as determined by the Board of Directors.

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        The tender of Units by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Company unless and until such Units are actually repurchased. Also realize that although the Offer expires on July 25, 2006, you remain a Member of the Company with respect to the Units you tendered that are accepted for repurchase by the Company until the issuance of a Note representing payment for the Units tendered.

3.	Offer to Repurchase and Price.

        The Offer is for up to 15% of the Company’s outstanding Units. The Company will, on the terms and subject to the conditions of the Offer, repurchase Units that are tendered by Members by 12:00 midnight, New York time, on July 25, 2006 (the “Initial Repurchase Deadline”), and not withdrawn (as provided in Section 6 below), or such later date as corresponds to any extension of the Offer. The later of the Initial Repurchase Deadline or the latest time and date to which the Offer is extended is the “Repurchase Deadline.” The Company reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The repurchase price of Units tendered will be their unaudited net asset value per Unit as of September 29, 2006 or, if the Offer is extended, as of the last business day of the second month following the month in which the Offer expires (such time and date, the “Valuation Date”), payable as set out in Section 7. As of the close of business on April 28, 2006, the unaudited net asset value of the Company was $130,017,239.74 with an unaudited net asset value per Unit of $1.0851.

4.	Amount of Tender.

        Subject to the limitations set out below, Members may tender their Units up to an amount such that they maintain the minimum required capital account balance of $25,000 (or any lower amount equal to a Member’s initial subscription amount net of distribution fees) after the repurchase of Units. If a Member tenders an amount that would cause the Member’s capital account balance to fall below the required minimum, the Company reserves the right to reduce the amount to be repurchased from such Member so that the required minimum balance is maintained or to repurchase all of the Member’s Units in the Company. The Offer is being made to all Members of the Company and is not conditioned on any minimum amount of Units being tendered.

        If the amount of Units that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 15% of the Company’s outstanding Units (or such greater amount as the Company may elect to repurchase pursuant to the Offer), the Company will, on the terms and subject to the conditions of the Offer, repurchase all of the Units so tendered unless the Company elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than 15% of the Company’s outstanding Units are duly tendered to the Company prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Company will in its sole discretion either (a) accept the additional Units permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) to the extent permissible under the LLC Agreement and applicable law, extend the Offer, if necessary, and increase the amount of Units that the Company is offering to repurchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (c) accept a portion of the Units tendered prior to or on the Repurchase Deadline for payment on a pro rata basis based on the aggregate unaudited net asset value of tendered Units. The Offer may be extended, amended or canceled in various other circumstances as described in Section 8 below.

5.	Procedure for Tenders.

        Members wishing to tender Units pursuant to the Offer should mail, fax or otherwise deliver by July 25, 2006, a completed and executed Notice of Intent to Tender to their Merrill Lynch financial advisor or MLIM portfolio manager (or if you do not have a Merrill Lynch financial adviser or MLIM portfolio manager, to the Company’s Administrator c/o PFPC Inc., Attn: Multi-Strategy Hedge Opportunities, LLC, P.O. Box 219, Claymont, Delaware 19703; Fax (302) 791-2790). The completed and executed Notice of Intent to Tender must be received by a Member’s Merrill Lynch financial advisor or MLIM portfolio manager, either by mail or by fax, no later than 12:00 midnight, New York time, on July 25, 2006 (or, if the Offer is extended, no later than the Repurchase Deadline).

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        The Company recommends that all documents be submitted to a Member’s Merrill Lynch financial advisor or MLIM portfolio manager (or the Company’s Administrator if applicable) via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Notice of Intent to Tender must also send or deliver the original completed and executed Notice of Intent to Tender promptly thereafter. Members wishing to confirm receipt of a Notice of Intent to Tender may contact their Merrill Lynch financial advisor or MLIM portfolio manager, or your own registered representative in the event you do not have a Merrill Lynch financial advisor or MLIM portfolio manager. The method of delivery of any documents is at the election and complete risk of the Member tendering Units including, but not limited to, the failure of a Member’s Merrill Lynch financial advisor or MLIM portfolio manager to receive any Notice of Intent to Tender or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and such determination will be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Unit or any particular Member, and the Company’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Company, the Adviser or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

        IMPORTANT NOTE: If you hold Units in a Wealth Diversified Portfolio or other separate account managed by MLIM, please discuss this Offer to Repurchase with your Merrill Lynch financial advisor or MLIM portfolio manager prior to making an investment decision.

6.	Withdrawal Rights.

        A tender of Units may be withdrawn by a Member at any time before 12:00 midnight, New York time, on July 25, 2006. Additionally, a tender of Units may be withdrawn by a Member at any time after August 15, 2006, assuming such Units have not yet been accepted for repurchase by the Company. To be effective, any notice of withdrawal must be timely received by a Member’s Merrill Lynch financial advisor or MLIM portfolio manager or by the Company’s Administrator in the event you do not have a Merrill Lynch financial advisor or MLIM portfolio manager. A form to use to give notice of withdrawal of a tender is available upon request from your Merrill Lynch financial advisor or MLIM portfolio manager or by calling the Fund at the telephone number set forth on page 3. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and such determination will be final and binding. A tender of Units properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Units may be tendered again prior to the relevant Repurchase Deadline by following the procedures described in Section 5.

7.	Purchases and Payment.

        For purposes of the Offer, the Company will be deemed to have received and accepted (and thereby repurchased) Units that are tendered when (if ever) it gives notice to the tendering Member of its election to repurchase such Units. As stated in Section 3 above, the repurchase price of Units tendered by any Member will be the unaudited net asset value per Unit thereof as of September 29, 2006, if the Offer expires on the Initial Repurchase Deadline, otherwise the unaudited net asset value per Unit thereof will be calculated as of the last business day of the second month following the month in which the Offer expires. Net asset value per Unit will be determined after all allocations to capital accounts of the Members required to be made by the LLC Agreement have been made. The Company will not pay interest on the repurchase price.

        For each Member who tenders Units that are accepted for repurchase, payment of the repurchase price will consist of a Note, a non-interest-bearing, non-transferable promissory note entitling the Member to receive payment in an amount equal to the unaudited net asset value of such Units, determined as of the Valuation Date, which is expected to be on September 29, 2006. Payment of this amount will be made to you as of the later of (1) 45

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days after the Valuation Date, or (2) if the Company has requested withdrawals of its capital from any investment funds in order to fund the repurchase of Units, within 10 business days after the Company has received at least 90% of the aggregate amount withdrawn from such investment funds.

        Although the Company has retained the option to pay all or a portion of the repurchase price by distributing securities, the repurchase price will be paid entirely in cash except in the unlikely event that the Company determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Company or on the Members not tendering their Units.

        The Note pursuant to which a tendering Member will receive payment with respect to repurchased Units will be held for the tendering Member in an account created for the Member with PFPC, the Company’s administrator and agent designated for this purpose. Any subsequent payment on the Note will be made by crediting the Member’s account with Merrill Lynch.

        The Company will make payment for Units it repurchases pursuant to the Offer from one or more of the following sources: (a) cash on hand or borrowed to finance repurchases; (b) withdrawal of capital from the investment funds in which the Company is invested; and/or (c) by the distribution of securities in kind, or partly in cash and partly in kind. The Company, however, expects not to distribute securities in kind except in the unlikely event that making a cash payment would result in a material adverse effect on the Company or on Members not tendering Units for repurchase.

        Upon its acceptance of tendered Units for purchase, the Company will segregate with its custodian and maintain daily on its books a segregated account consisting of cash, liquid securities or interests in the investment funds that the Company has requested be withdrawn (or any combination of them) equal to the value of the unpaid amount estimated to be paid under any Note described above. Neither the Company, the Board of Directors, nor the Adviser has determined at this time to borrow funds to repurchase Units tendered in connection with the Offer. However, depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Company, in its sole discretion, may decide to fund any portion of the repurchase price, subject to compliance with applicable law, through borrowings. The Company has an uncollateralized revolving credit agreement (the “credit agreement”) with Harris Trust and Savings Bank which allows the Company to borrow up to the lesser of (i) $50,000,000 and (ii) 33.3% of its net asset value as of the time of borrowing. If the Company chooses to borrow under the credit agreement, it must borrow at least $500,000. Interest on loans taken under the credit agreement is payable at an annual rate equal to the lesser of (i) the Federal Fund rate plus 1.75% and (ii) the greater of (A) the Prime Rate and (B) the weighted average of the rates on overnight Federal Funds transactions with member banks of the Federal Reserve System plus 0.5%. The Company pays a fee under the credit agreement at the annual rate of 0.375% of the unused portion of the credit facility (subject to certain minimums). All loans under the credit agreement are payable by the Company on demand by Harris Trust and Savings Bank. The Company expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Company by existing and/or new Members, withdrawal of the Company’s capital from the investment funds in which it has invested or from the proceeds of the sale of securities held by the Company.

8.	Certain Conditions of the Offer.

        The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. In the event that the Company so elects to extend the tender period, for the purpose of determining the repurchase price for tendered Units, the net asset value per Unit will be determined as of the close of business on the last business day of the second month following the month in which the Offer expires. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to repurchase or pay for any Units tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Units. If the Company determines to amend the Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify the Members.

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        The Company may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Company would not be able to liquidate portfolio securities in a manner that is orderly and consistent with its stated investment objectives and policies in order to repurchase Units tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Directors, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Company, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Company, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Company has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Company, (vi) material decrease in the net asset value of the Company from the net asset value as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company or the Members if Units tendered pursuant to the Offer were repurchased; or (c) the Board of Directors determines that it is not in the best interest of the Company to repurchase Units pursuant to the Offer.

9.	Certain Information About the Company.

        The Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company. It was organized as a Delaware limited liability company on March 16, 2004. Subscriptions for Units of the Company were first accepted for investment as of January 3, 2005. The principal office of the Company is located at 222 Broadway, 27th Floor, New York, New York 10038 and the telephone number is (866) 878-2987. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

        Neither the Company, the Adviser nor the Board of Directors has any current plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Units (other than the Company’s intention to accept subscriptions for Units on the first business day of each calendar month and from time to time as described in Section 2 above), or the disposition of Units (other than through periodic repurchase offers, including this Offer); (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company; (3) any material change in the present distribution policy or indebtedness or capitalization of the Company; (4) any change in the present Board of Directors or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Directors, or to fill any existing vacancy on the Board of Directors or to change any material term of any employment contract of any executive officer; (5) a purchase, sale or transfer of a material amount of assets of the Company (other than as the Board of Directors determines may be necessary or appropriate to fund all or a portion of the repurchase price for Units acquired pursuant to the Offer or in connection with the ordinary portfolio transactions of the Company); (6) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Company.

         On February 15, 2006, BlackRock, Inc. (“BlackRock”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) entered into an agreement to contribute Merrill Lynch’s investment management business, Merrill Lynch Investment Managers, L.P. and certain affiliates (including Fund Asset Management, L.P. and Merrill Lynch Investment Managers International Limited), to BlackRock to create a new independent company that will be one of the world’s largest asset management firms with approximately $1 trillion in assets under management. Merrill Lynch will have no more than a 49.8% stake and a 45% voting interest in the combined company. The new company will operate under the BlackRock name. The combined company will offer a full range of equity, fixed income, cash management and alternative investment products with strong representation in both retail and institutional channels, in the U.S. and in non-U.S. markets. It will have over 4,500 employees in 18 countries and a major presence in most key markets, including the United States, the United Kingdom, Asia, Australia, the Middle East and Europe. The transaction has been approved by the boards of directors of both Merrill Lynch and BlackRock and is expected to close in the third quarter of 2006. In May 2006, the Company’s Board of Directors approved a new investment advisory agreement with BlackRock Advisers, Inc. on substantially the same terms and for the same advisory fee as the current investment advisory agreement with the Adviser. If the new agreement is approved by the Company’s Members, BlackRock Advisors, Inc. is expected to become the Company’s investment adviser upon the closing of the transaction between Merrill Lynch and BlackRock.

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        Based on April 28, 2006 net asset values, the following persons own Units equal in value to the following amounts:

Person	Dollar Value of Units	Approximate Percentage of the Company’s Net Capital

Adviser*	$100,000	0.09%

David O. Beim**	$98,206	0.09%

James T. Flynn**	$0	0%

W. Carl Kester**	$0	0%

Karen P. Robards**	$0	0%

Robert C. Doll, Jr.†	$0	0%

Donald C. Burke††	$0	0%

Alice A. Pellegrino††	$0	0%

Fabio P. Savoldelli††	$0	0%

Jeffrey Hiller††	$0	0%

*	The Address of the Adviser is 800 Scudders Mill Road, Princeton, New Jersey 08543.
**	The Address of Messrs. Beim, Flynn and Kester and Ms. Robards is P.O. Box 9095, Princeton, New Jersey 08543.
†	The Address of Mr. Doll is 800 Scudders Mill Road, Princeton, New Jersey 08543.
††	The Address of each executive officer is 800 Scudders Mill Road, Princeton, New Jersey 08543.

        Other than those listed in the tables above, no person controlling the Company or the Adviser nor any associate or majority-owned subsidiary of such person owns (directly or indirectly) Units of the Company.

        Other than the issuance of Units by the Company in the ordinary course of business, there have been no transactions involving Units that were effected during the past 60 days by the Company, the Adviser, any Director or any person controlling the Company or the Adviser.

10.	Certain Federal Income Tax Consequences.

        The following discussion is a general summary of the federal income tax consequences of the repurchase of Units by the Company from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a repurchase of their Units by the Company pursuant to the Offer.

        In general, a Member from whom Units are repurchased by the Company for cash will be treated as receiving a distribution from the Company. Such Member will recognize capital gain as a result of the repurchase, to the extent (if any) that the amount of cash consideration received by the Member exceeds such Member’s then adjusted tax basis in such Member’s Units. Such capital gain recognized by the Member will be short-term or long-term, depending upon the Member’s holding period for his, her or its Units. A Member from whom Units are repurchased by the Company will, however, recognize ordinary income to the extent such Member’s allocable share of the Company’s “unrealized receivables” exceeds the Member’s tax basis in the unrealized receivables (as determined under the Regulations). For these purposes, accrued but untaxed market discount, if any, on securities held by the Company will be treated as an unrealized receivable, with respect to which a withdrawing Member would recognize ordinary income. The amount realized upon a complete repurchase of Units will include such Member’s allocable share of Company nonrecourse borrowings (as defined for federal income tax purposes), if any.

        A Member will recognize a loss only as a result of complete repurchase of such Member’s Units for cash, and then only if the Member’s adjusted tax basis in his, her or its Units exceeds the amount of the distribution. Where such a Member’s adjusted basis in his, her or its Units exceeds the value of such Units by, and the Member incurs a loss on repurchase of more, than $250,000, the Company will be required under the Code to adjust its basis in its assets downward. A Member’s recognition of a loss of $2 million for a Member that is an individual, an S corporation or a trust, or $10 million for a Member that is a corporation, upon the complete repurchase of such Member’s Units could constitute a “reportable transaction” for such Member. Members should consult with their advisors concerning the application of these reporting obligations to their specific situations.

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        The Company may specially allocate items of the Company’s capital gain (including short-term capital gain) or ordinary income to a Member from whom all of his, her or its Units are repurchased by the Company to the extent that such Member’s capital account would otherwise exceed such Member’s adjusted tax basis in his, her or its Units. The special allocation may result in such Member’s recognizing short-term capital gain or ordinary income instead of long-term capital gain during the tax year in which the Member receives the proceeds of the complete repurchase.

        A Member’s tax basis in his, her or its remaining Units will be reduced, but not below zero, by the amount of consideration received by the Member from the Company in connection with the repurchase of Units. A Member’s tax basis in such Member’s Units subject to repurchase generally will be adjusted for Company income, gain, deduction or loss allocated (for federal income tax purposes) to such Member for periods prior to the repurchase of the Units by the Company including income or gain (which may include short-term capital gain or ordinary income) specially allocated, in the Company’s discretion to a Member from whom Units are repurchased.

        A Member’s receipt of property from the Company in connection with the repurchase by the Company of some or all of such Member’s Units is generally not taxable, except in certain circumstances not expected to occur. A distribution of “marketable securities” generally is recharacterized as a distribution of cash (rather than property) unless the Company is an “investment partnership” and the Member is an “eligible partner” within the meaning of the Code. If the Company so qualifies, and if a Member is an “eligible partner”, which term should include a Member whose contributions to the Company consisted solely of cash, the recharacterization rule described above would not apply.

        A tax-exempt Member from whom Units are repurchased by the Company may incur unrelated business taxable income with respect to his, her or its investment in the Company in the event that the Company borrows funds to repurchase Units tendered in connection with the Offer.

11.	Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations, provided the Company makes a good faith effort to comply with any state law deemed applicable to the Offer.

        The Company has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Company at the address and telephone number set out on the first page of the Offer to Repurchase or from the Securities and Exchange Commission’s internet web site, http://www.sec.gov. A copy may be inspected and copied at, and for a fee may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549.

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